Exhibit 3.31

ARTICLES OF ORGANIZATION

OF

TELEVIEW, LLC

For the purpose of forming a limited liability company in the State of Georgia pursuant to Section 14-11-212 of the Georgia Limited Liability Company Act, the undersigned organizer hereby submits the following Articles of Organization and Conversion to the Secretary of State of the State of Georgia for filing:

ARTICLE I: The name of the limited liability company is Teleview, LLC.

ARTICLE II: The address for the initial designated office is 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

ARTICLE III: The initial agent for service of process is CT Corporation System and the street address in Georgia for this agent for service of process is 1201 Peachtree Street, N.E., Atlanta, Georgia 30361.

ARTICLE IV: The name of the organizer is John P. Fletcher, and his mailing address is 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

ARTICLE V: The limited liability company is to be managed by managers. The names and addresses of the initial managers are Francis X. Frantz at 4001 Rodney Parham Road, Little Rock, Arkansas 72212 and Jeffery R. Gardner at 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization this 31st day of October, 2007.

/s/ John P. Fletcher
Organizer

The undersigned hereby consents to serve as the registered agent on behalf of the company.

CT CORPORATION SYSTEM

By:	/s/ Jonathan Miles
Name:	Jonathan Miles
Title:	Asst. Secy.